Exhibit 99.1

PB Bancorp, Inc.

News Release

July 7, 2016
FOR IMMEDIATE RELEASE
Contact: Thomas A. Borner, President and CEO, PB Bancorp, Inc.
Telephone: (860) 928-6501

PB BANCORP, INC. ANNOUNCES DIVIDEND

PUTNAM, CT – July 7, 2016 – Thomas A. Borner, President and CEO of PB Bancorp, Inc., has announced that the Company’s Board of Directors has declared a quarterly cash dividend on the Company’s common stock of $0.03 per share. The dividend will be payable to all stockholders of record as of July 20, 2016, and is scheduled to be paid on August 3, 2016.

"We are pleased to announce the latest dividend payment for the Holding Company" said Mr. Borner. “This dividend represents an increase from prior amounts and is one way of providing a return to stockholders who have invested in our community bank. We expect to continue our brand of community banking for years to come in keeping with our tag line; “Together We Make A Difference”, as we have for the last 154 years of service to all of eastern Connecticut. We encourage all members of the community to consider keeping their banking business local to eastern Connecticut.

PB Bancorp, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a state chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its eight full-service offices. Putnam Bank also operates a full-service loan center in Putnam, Connecticut. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. PB Bancorp, Inc.’s common stock trades on the NASDAQ Capital Market under the symbol PBBI.